As Filed with the Securities and Exchange Commission on August 16, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PROVIDENCE SERVICE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0845127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of Principal Executive Offices)	(Zip Code)

The Providence Service Corporation 2006 Long-Term Incentive Plan

(Full title of the Plan)

Fletcher J. McCusker

Chief Executive Officer

The Providence Service Corporation

64 East Broadway Blvd., Tucson, Arizona 85701

(Name and address of agent for service)

(520) 747-6600

(Telephone number, including area code, of agent for service)

Copy to:

Brad L. Shiffman, Esquire

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 885-5000

Facsimile: (212) 885-5001

Indicate by check mark whether the registrant is large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.001 per share	1,500,000 (3)	$10.005	$15,007,500	$1,719.86

(1)	Represents shares issuable under the registrant’s 2006 Long-Term Incentive Plan (“2006 Plan”) as a result of an amendment to the 2006 Plan approved by stockholders of the registrant on August 16, 2012 (the “Amendment”).
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq National Market on August 13, 2012.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also includes such indeterminate number of shares of Common Stock as may be issued pursuant to certain anti-dilution provisions contained in the 2006 Plan.

Pursuant to General Instruction E of Form S-8, the registrant hereby makes the following statement:

This Registration Statement on Form S-8 is being filed by the registrant to register an additional 1,500,000 shares of its common stock which are issuable upon the exercise of options and upon the grant of restricted stock and other stock-based awards available for grant under the 2006 Plan, pursuant to the Amendment authorized by the stockholders of the registrant on August 16, 2012. These 1,500,000 shares are in addition to the shares of the registrant’s common stock which were previously registered pursuant to the following Registration Statements on Form S-8 filed by the registrant with the Securities and Exchange Commission (collectively, the “Prior Registration Statements”):

Common Stock Shares	Registration Statement	Commission File No.	Date of Filing
800,000	Form S-8	333-135126	June 19, 2006
1,000,000	Form S-8	333-151079	May 21, 2008
1,100,000	Form S-8	333-166978	May 20, 2010

Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

4.1	The Providence Service Corporation 2006 Long-Term Incentive Plan, as amended (incorporated by reference from Appendix C to the Schedule 14A filed by the registrant on July 16, 2012).

5	Opinion of Blank Rome LLP.

23.1	Consent of KPMG LLP

23.2	Consent of Blank Rome LLP (included in Exhibit 5).

24.1	Power of Attorney (included on signature page of this registration statement).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on August 16, 2012.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher Jay McCusker
Fletcher Jay McCusker
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fletcher Jay McCusker and Michael N. Deitch, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE(S)	DATE

/s/ Fletcher Jay McCusker Fletcher Jay McCusker	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)	August 16, 2012

/s/ Richard A. Kerley Richard A. Kerley	Director	August 16, 2012

/s/ Kristi L. Meints Kristi L. Meints	Director	August 16, 2012

/s/ Warren S. Rustand Warren S. Rustand	Director	August 16, 2012

/s/ Christopher Shackelton Christopher Shackelton	Director	August 16, 2012

/s/ Michael N. Deitch Michael N. Deitch	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	August 16, 2012

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	The Providence Service Corporation 2006 Long-Term Incentive Plan, as amended (incorporated by reference from Appendix C to the Schedule 14A filed by the registrant on July 16, 2012).

5	Opinion of Blank Rome LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5).

24.1	Power of Attorney (included on signature page of this registration statement).

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